                                  April 1, 2002

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Scotia Pacific Company LLC - Requirements for Arthur Andersen LLP Auditing
    Clients

Dear Sir or Madam:

         Arthur Andersen LLP has represented to Scotia Pacific Company LLC that its audit was subject to Andersen's quality control system for the U.S.
accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and that availability of personnel at foreign affiliates of Arthur Andersen is not relevant to our audit.

                                   By:       /S/ GARY L. CLARK
                                                 Gary L. Clark
                                   Vice President - Finance and Administration
                                   (Principal Financial and Accounting Officer)